Exhibit 99.1

NEWMONT AND GOVERNMENT OF INDONESIA FILE FOR INTERNATIONAL ARBITRATION IN RELATION TO DIVESTITURE PROCESS UNDER CONTRACT OF WORK

DENVER, March 3, 2008 – Newmont Mining Corporation (NYSE: NEM) today announced that PT Newmont Nusa Tenggara (PTNNT), its Indonesian affiliate, and the Government of Indonesia filed notices for international arbitration, as provided for under the Contract of Work, to resolve claims by the Indonesian government that PTNNT has not complied with its divestiture obligations.

“We are confident that we are in compliance with the Contract of Work and have invoked its dispute resolution mechanism to ensure our rights are protected,” said Richard O’Brien, President and Chief Executive Officer of Newmont. “We have worked diligently and in good faith to complete the sale of PTNNT’s shares to Indonesian participants in accordance with the requirements of the Contract of Work, and will continue to do so even though arbitration notices have been filed. We remain committed to resolving this issue in a fair and transparent manner in accordance with the Contract of Work.”

In its filing, the Government of Indonesia acknowledged that the Contract of Work cannot be terminated until, and if, the arbitral tribunal would find a default and determine that termination would be a proper remedy. “While our preference is to work out an amicable solution to divestiture,” added Mr. O’Brien, “we are pleased that the Indonesian government has recognized the sanctity of the Contract of Work, including its dispute resolution mechanisms.”

The foreign shareholders of PTNNT reached agreement on January 28, 2008 with a local government to sell a 2% interest in PTNNT. Efforts to reach agreements to divest the additional 8% from the 2006 and 2007 divestiture shares continue. The foreign shareholders have expressed concerns in regard to the integrity of the divestiture process in light of last Friday’s report in the Financial Times that a non-government business enterprise was working to acquire divestiture shares through the local governments.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s intentions and expectations relating to the divestiture process. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors. For a detailed discussion of risks, see the Company’s 2007 Annual Report on Form 10-K, filed February 21, 2008, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT – International Arbitration Filings Under Contract of Work (March 3, 2008)	Page 1 of 1